As filed with the Securities and Exchange Commission on January 12, 2009

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________

FORMULA SYSTEMS (1985) LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	Not applicable
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	Identification no.)

3 Abba Eban Boulevard
Herzlia 46725, Israel
972-9-959-8800
 (Address of Principal Executive Offices) (Zip Code)

Formula Systems (1985) Ltd. - Employees and Office Holders Share Option Plan (2008)
(Full Title of the Plan)
________________

Corporation Service Company
2711 Centerville Road, Suite 400, Wilmington, DE 19808
 (Name and Address of Agent for Service)
________

(800) 927-9800
(Telephone number, including area code, of agent for service)
________

Copies to:

Ernest Wechsler , Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212)-715-9100	Yael Bar-Shai, Adv. Herzog, Fox & Neeman Asia House 4 Weizman Street Tel Aviv 64239, Israel 972-3-692-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer ☒	Non-accelerated filer 	Smaller Reporting Company 

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, NIS 0.01 par value per share	396,000 shares (1)	$0.00265 (2)	$1048.17	$0.04
Ordinary Shares, NIS 0.01 par value per share	4,000 shares (3)	$5.81 (4)	$23,220	$0.91

_________________

(1)	Representing shares subject to options granted under the Formula Systems (1985) Ltd. - Employees and Office Holders Share Option Plan (2008).

(2)	Based upon the actual exercise price of the options already granted under the Formula Systems (1985) Ltd. - Employees and Office Holders Share Option Plan (2008).

(3)	Representing the maximum remaining number of shares that are available for grant under the Formula Systems (1985) Ltd. - Employees and Office Holders Share Option Plan (2008).

(4)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Ordinary Shares on January 9, 2009, which is within five business days of this offering.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Formula Systems (1985) Ltd. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the Commission on June 30, 2008;

(b)	The Registrant’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2007, filed with the Commission on December 29, 2008; and

(c)
The Registrant’s reports on Form 6-K, filed with the SEC on January 22, 2008, February 14, 2008, March 17, 2008, March 20, 2008, March 26, 2008, May 27, 2008, August 25, 2008, November 25, 2008 and December 17, 2008.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care; provided, however, that such a breach is not related to a distribution of a dividend or any other distribution by the company.

Office Holders’ Insurance. The Registrant's articles of association provide that, subject to the provisions of the Companies Law, the Registrant may enter into a contract for the insurance of the liability of any of the Registrant's office holders imposed on the office holder in respect of an act performed in his or her capacity as an office holder, with respect to:

•	a breach of his duty of care to the Registrant or to another person;
•
a breach of his duty of loyalty to the Registrant, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the Registrant's interests; or

•	a financial liability imposed upon him in favor of another person.

The Registrant has obtained an insurance policy covering the Registrant's directors’ and officers’ liability. The Registrant's subsidiaries participate in the premium payments of the insurance, on a proportional basis. The total premium paid by the Registrant during 2007 was approximately $200,000.

Indemnification of Office Holders. The Registrant's articles of association provide that the Registrant may indemnify an office holder in respect of an obligation or expense imposed on or expended by an office holder in respect of an act performed in his capacity as an office holder as specified below:

(i)	a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court;

(ii)
reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him, and either (i) concluded without the imposition of any financial liability in lieu of criminal proceedings; or (ii) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

(iii)
reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by another person, or in a criminal charge from which he was acquitted or in any criminal proceedings of a crime which does not require proof of criminal intent in which he was convicted.

The Registrant may undertake to indemnify an office holder as aforesaid, (a) prospectively, provided that in respect of (i) above, the undertaking is limited to categories of events that in the opinion of the Registrant's board of directors are foreseeable in light of the company’s operations at the time that the undertaking to indemnify is given, and for an amount or criteria that the Registrant's board has determined as reasonable under the circumstances, and further provided that such events and amount or criteria are indicated in the indemnification undertaking, but in any event no more than 25% of the Registrant’s shareholder equity according to its most recent financial statements as of the date of the actual payment of indemnification; and (b) retroactively.

Limitations on Exemption, Insurance and Indemnification. The Companies Law provides that a company may not indemnify an office holder, enter into an insurance contract which would provide coverage for any monetary liability, or exempt an office holder from liability, with respect to any of the following:

•	a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, except for a breach that was made in negligence;
•	any act or omission done with the intent to derive an illegal personal benefit;
•	any fine levied against the office holder; or
•	a counterclaim made by the company or in its name in connection with a claim against the company filed by the office holder.

In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, the Registrant's office holders must be approved by the audit committee and the board of directors and, in specified circumstances, by the shareholders.

The Registrant has entered into an undertaking to indemnify the Registrant's office holders in specified limited categories of events and in specified amounts, subject to the limitations set by the Companies Law and the Registrant's articles of association, as described above.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits.

4.1
Articles of Association of the Registrant as amended on December 28, 2005 (Incorporated by reference to the Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 29, 2006).

5	Opinion of Herzog, Fox & Neeman

23.1	Consent of Levy Cohen and Co.

23.2	Consent of Levy Cohen and Co.

23.3	Consent of Kost, Forer, Gabbay & Kasierer

23.4	Consent of Kost, Forer, Gabbay & Kasierer

23.5	Consent of Verstegen accountants en belastingadviseurs

23.6	Consent of KDA Audit Corporation

23.7	Consent of Maria Negyessy

23.8	Consent of Herzog, Fox & Neeman (contained in their opinion constituting Exhibit 5)

24	Power of Attorney (included in signature page)

Item 9.  Undertakings

1)	The undersigned Registrant hereby undertakes:

a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzlia, State of Israel on the 11th day of January, 2009.

FORMULA SYSTEMS (1985) LTD.

By:         /s/ Guy Bernstein
Guy Bernstein
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
/s/ Jacqueline N. Casper
Jacqueline N. Casper, Assistant VP
Corporation Service Company
January 6, 2009

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guy Bernstein and Naamit Salomon, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Principal Executive Officer:

/s/ Guy Bernstein	Chief Executive Officer and Director	January 11, 2009
Guy Bernstein

Principal Financial Officer and Principal
Accounting Officer:

/s/ Naamit Salomon	Chief Financial Officer	January 11, 2009
Naamit Salomon

Directors:

/s/ Shimon Laor	Director	January 11, 2009
Shimon Laor

/s/ Tal Barnoach	Director	January 11, 2009
Tal Barnoach

/s/ Hadas Gazit Kaiser	Director	January 11, 2009
Hadas Gazit Kaiser

/s/ Dr. Shlomo Nass	Director	January 11, 2009
Dr. Shlomo Nass

/s/ Dr. Ronnie Vinkler	Director	January 11, 2009
Dr. Ronnie Vinkler

/s/ Ofer Lavie	Director	January 11, 2009
Ofer Lavie

/s/ Naftali Shani	Director	January 11, 2009
Naftali Shani

Authorized Representative in the United States:
Corporation Service Company
/s/ Jacqueline N. Casper		January 6, 2009
By: Jacqueline N. Casper, Assistant VP

INDEX TO EXHIBITS

Exhibit No.	Description

4.1
Articles of Association of the Registrant as amended on December 28, 2005 (Incorporated by reference to the Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 29, 2006).

5	Opinion of Herzog, Fox & Neeman

23.1	Consent of Levy Cohen and Co.

23.2	Consent of Levy Cohen and Co.

23.3	Consent of Kost, Forer, Gabbay & Kaiserer

23.4	Consent of Kost, Forer, Gabbay & Kaiserer

23.5	Consent of Verstegen accountants en belastingadviseurs

23.6	Consent of KDA Audit Corporation

23.7	Consent of Maria Negyessy

23.8	Consent of Herzog, Fox & Neeman (contained in their opinion constituting Exhibit 5)

24	Power of Attorney (included in signature page)